Exhibit 99.1

                   iGATE REPORTS 6% SEQUENTIAL REVENUE GROWTH
                 AND MEETS EPS GUIDANCE FOR SECOND QUARTER 2003

     - Company expands offshore activities through new Indian acquisition -
  - P. Murthy, former Infosys Executive, appointed CEO of Indian subsidiary -

PITTSBURGH, PA, July 31, 2003 -- iGATE Corporation (Nasdaq: IGTE), a global provider of IT and BPO services, today announced consolidated revenues of $72.7 million for the second quarter ended June 30, 2003, a 6.0% sequential increase from $68.6 million reported in the first quarter of 2003 and down from $76.0 million in the same period a year ago. The acquisition of IT&T's BPO and Facility Management businesses, which became effective May 21, 2003, contributed approximately $0.5 million in revenues for the quarter. For the first six months of 2003, revenues were $141.4 million compared with revenues of $151.0 million for the same period a year ago.

Gross profit for the quarter increased 9% sequentially to $19.7 million or 27.1% of revenues from $18.1 million or 26.4% as reported in the first quarter of 2003. This compares with gross profit of $22.3 million or 29.4% of revenues in the second quarter of 2002.

Income from operations for the second quarter of 2003 was $1.5 million or 2.0% of revenues, even with the first quarter of 2003 and down from $2.6 million or 3.4% of revenues reported in the same quarter a year ago. Year-to-date income from operations was $2.9 million compared with $3.8 million for the same period in 2002.

In line with previously stated guidance, net income for the second quarter of 2003 was $1.4 million or $0.03 per share compared with net loss of ($0.5) million or ($0.01) per share in the prior quarter and $2.2 million or $0.04 per share in the second quarter of 2002. For the six-month period ended June 30, 2003, net income was $0.9 million or $0.02 a share which compares with $6.8 million and $0.13 a share recorded in the same period a year ago.

The company remains focused on expanding its offshore outsourcing business, stabilizing its professional services business and maintaining a lean cost infrastructure. Strategic highlights in these three key areas include:

Expand iGATE's offshore outsourcing services business.

o iGATE and its Indian subsidiary, iGATE Global Solutions (IGS - formerly Mascot Systems), recently acquired a majority interest in India-based Quintant, a business services provider (BSP). Unlike a typical BPO company, as a BSP provider, Quintant not only offers outsourcing of the process on a per-transaction basis but also provides optimization of the process and the technology associated with the outsourced service. This process and technology optimization offers additional cost saving advantages and is a unique value proposition in the BPO industry. Started in January of 2003, this 64-employee company offers strong domain expertise in insurance, banking, equity research and analytics.

      Under the agreement, IGS acquired 51% of Quintant for approximately $19 million in cash, and will acquire another 9% of Quintant for $0.7 million in cash. iGATE will acquire the remaining 40% in two steps. The two steps include the pending acquisition of 13% of Quintant for $0.9 million in cash and the acquisition of the remaining 27%, which is scheduled to occur in March 2004, with iGATE issuing approximately 2.7 million shares of iGATE's stock, some of which will vest over a four-year period.

      Considering that Quintant is still in the early stages of its operations, it still has to create its own revenue streams. It has current operating losses of $1 million per quarter. However, since its inception, the company has created an encouraging pipeline for itself. Also, Quintant is a debt-free company and has assets of about $15 million including approximately $13 million in cash.

o Through its acquisition of Quintant, IGS strengthened its management team by appointing former head of worldwide sales at Infosys Technologies, Phaneesh Murthy, as Chief Executive Officer of iGATE Global Solutions. During his tenure as an Executive at Infosys, Phaneesh Murthy played a key role in growing sales from $2 million to $700 million in 10 years and co-founded the BPO operations of Infosys. Viv Penninti will head iGATE Global Solutions' Data Management, a key business unit of IGS, the Hyderabad delivery center and the global relationship with Philip Morris. Gerhard Watzinger will continue to manage the global relationship with General Electric and oversee the company's business interests in Germany.

o iGATE Global Solutions formed a joint venture, in July, with US-based system integrator CIBER, Inc. The joint venture, 49% owned by IGS, will contribute to increasing IGS's offshore business by offering CIBER's large client base a high quality offshore delivery capability.

o IGS formally entered the BPO market in May, by closing its acquisition of the Delhi-based outsourced services provider, IT&T. Through IT&T, which currently offers inbound and outbound contact center services as well as domestic (India) facility management, IGS is one of few IT vendors able to offer an integrated platform of IT and BPO services to its clients.

Stabilize iGATE Professional Services business.

o The iGATE Professional Services segment through its US and international subsidiaries grew revenues 8.5% sequentially. In addition, through effective SG&A cost management this segment increased its income from operations as a percentage of revenues to 8.3% this quarter from 6.8% in the prior quarter. This segment's continued focus on its core market of Professional Services allows it to differentiate itself from pure play staffing entities by offering its clients a wider range of services, including onsite and offshore services through iGATE.

Continue to decrease overhead expenses.

o While iGATE's consolidated SG&A expenses increased sequentially mainly due to acquisition related expenses and one-time severance costs, both operating segment's SG&A expenses as a percentage of revenues declined. iGATE Solutions' SG&A was 26.8% this quarter compared with 27.6% in the first quarter, while iGATE Professional Services' was 13.9% of revenues compared with 14.4% in the prior quarter.

"We are pleased with this quarter's revenue growth, gross margin increase and net income of $0.03, which is in line with prior guidance. The recent acquisition of several India-based entities, including most recently Quintant, reinforces our commitment to expand our offshore outsourcing activities. This acquisition adds domain expertise in the financial services vertical market and tremendous management depth to iGATE Global Solutions," said Sunil Wadhwani, iGATE's Chief Executive Officer and Co-Founder.

"The increased level of interest for IT offshore outsourcing we witnessed in the first quarter continued in the second quarter. The number of US and European prospective clients who visited India grew significantly. In addition, our offshore development activities in China began several small pilot projects. Clients from the US, Japan and Singapore are exploring and assessing the advantage of leveraging China's skilled resources for performing ERP and web-related projects. We are encouraged by this trend and expect to generate more interest from this geography over the next few quarters," said Ashok Trivedi, iGATE's President and Co-Founder.

Looking ahead to Q3 2003, Sunil Wadhwani added, "Due to historically lower utilization rates experienced in the third quarter as a result of the summer vacation season, combined with the continued softness in the market, we expect revenues to be flat in Q3 compared with Q2. In addition, we anticipate the upcoming integration of Quintant into IGS and other acquisition related expenses to increase SG&A expenses and result in earnings per share of approximately $0.01 in the third quarter of 2003."

iGATE will host its second quarter earnings conference call at 10:00 am EDT, on Thursday, July 31, 2003. The call will be webcast at www.igate.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.

A replay of the call will be available beginning at approximately 2:00 p.m. July 31, 2003 through 12:00 midnight, August 7, 2003. Domestic callers can access the replay by dialing 888-266-2081 and entering pass code 194401. International callers can access the replay by dialing 703-925-2533 and entering the same pass code: 194401. The webcast will be available for replay though August 7 on iGATE's corporate website.

About iGATE:

iGATE Corporation (Nasdaq: IGTE) offers Business Process Outsourcing solutions and a comprehensive range of Information Technology services to more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igate.com.


Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2002.

                                       ###
                                iGate Corporation
                        Consolidated Statements of Income
                  (dollars in thousands, except per share data)

                                                                        Three Months Ended                 Six Months Ended
                                                                   June 30, 2003   June 30, 2002    June 30, 2003      June 30, 2002
                                                                   -------------   -------------    -------------      -------------
Revenues                                                             $ 72,739         $ 75,961         $ 141,350         $ 150,958

Cost of revenues (1)                                                   53,025           53,618           103,544           106,577
                                                                     --------         --------         ---------         ---------
Gross margin                                                           19,714           22,343            37,806            44,381

Selling, general and administrative (1)                                18,250           19,787            34,860            40,569
                                                                     --------         --------         ---------         ---------
Income from operations                                                  1,464            2,556             2,946             3,812

Other income, net                                                         550            1,351             1,592               989

Minority interest                                                        (196)            (167)             (516)             (332)

Gain on deconsolidation of subsidiary                                      --               --                --             7,086

Loss on venture investments and affiliated companies                       --               --                --              (215)
                                                                     --------         --------         ---------         ---------

Income before income taxes                                              1,818            3,740             4,022            11,340

Provision for income taxes                                                409            1,496             3,077             4,536
                                                                     --------         --------         ---------         ---------

Net income                                                           $  1,409         $  2,244         $     945         $   6,804
                                                                     ========         ========         =========         =========

Net income per common share, Basic:                                  $   0.03         $   0.04         $    0.02         $    0.13
                                                                     ========         ========         =========         =========

Net income per common share, Diluted:                                $   0.03         $   0.04         $    0.02         $    0.13
                                                                     ========         ========         =========         =========

Weighted average common shares outstanding                             51,560           51,280            51,538            51,241
                                                                     ========         ========         =========         =========
Weighted average dilutive common equivalent
 shares outstanding                                                    51,804           52,385            51,764            52,333
                                                                     ========         ========         =========         =========

====================================================================================================================================

Reconciliation of GAAP earnings to net earnings excluding the tax provision related to the sale of eJiva to Mascot (2):

Net income                                                           $  1,409         $  2,244         $     945         $   6,804

Add: provision for income taxes related to the sale
  of eJiva to Mascot                                                       --               --             1,786                --
                                                                     --------         --------         ---------         ---------
Net earnings excluding the provision for income
  taxes related to the sale of eJiva to Mascot                       $  1,409         $  2,244         $   2,731         $   6,804
                                                                     ========         ========         =========         =========

Net earnings excluding the provision for
  income taxes per common share:                                     $   0.03         $   0.04         $    0.05         $    0.13
                                                                     ========         ========         =========         =========
====================================================================================================================================

(1) Bench expenses were reclassified from SG&A expenses to Cost of revenues. "Bench expenses" correspond to the costs associated with consultants not currently working on projects.

(2) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net income.

                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                                        June 30,    December 31,
                                                          2003          2002
                                                       ---------    ------------
                                ASSETS
Current assets:
     Cash and cash equivalents                         $  55,314      $  56,793
     Short term investments                               42,628         51,188
     Accounts receivable, net                             53,243         47,964
     Prepaid and other current assets                      9,554          7,690
     Prepaid income taxes                                  1,848          3,334
     Deferred income taxes                                 4,235          4,624
                                                       ---------      ---------
           Total current assets                          166,822        171,593

Land, building, equipment and leasehold
  improvements, net                                       14,085         10,710
Intangible assets, net                                     7,833          4,015
Investments in unconsolidated affiliates                   3,406          2,622
                                                       ---------      ---------
           Total  assets                               $ 192,146      $ 188,940
                                                       =========      =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                  $  12,097      $   8,706
     Accrued payroll and related costs                    18,388         19,421
     Accrued income taxes                                  3,185          4,475
     Other accrued liabilities                            18,014         18,970
     Deferred revenue                                      1,215          3,837
                                                       ---------      ---------
           Total current liabilities                      52,899         55,409

     Other long term liabilities                           1,156          1,319
     Deferred income taxes                                 9,488          8,839
                                                       ---------      ---------
           Total liabilities                              63,543         65,567

     Minority interest                                     6,785          6,224

Shareholders' equity:
     Common Stock, par value $0.01 per share                 527            525
     Additional paid-in capital                          144,023        143,568
     Retained deficit                                     (8,534)        (9,479)
     Deferred compensation                                   (51)          (102)
     Common stock in treasury, at cost                   (14,714)       (14,714)
     Accumulated other comprehensive
       income (loss)                                         567         (2,649)
                                                       ---------      ---------
          Total shareholders' equity                     121,818        117,149
                                                       ---------      ---------
           Total liabilities and
             shareholders' equity                      $ 192,146      $ 188,940
                                                       =========      =========
                                     iGate
                                  Professional   iGate       iGate
Three Months Ended June 30, 2003    Services   Solutions   Corporate    Total
--------------------------------  ------------ ---------   ---------   --------
External revenues                   $ 34,746    $ 37,611    $   382    $ 72,739
Cost of revenues                      27,020      25,801        204      53,025
                                    --------    --------    -------    --------
Gross margin                           7,726      11,810        178      19,714
Selling, general and
  administrative                       4,834      10,093      3,323      18,250
                                    --------    --------    -------    --------
Income (loss) from operations       $  2,892    $  1,717     (3,145)      1,464
                                    ========    ========
Other income, net                                               550         550
Minority interest                                              (196)       (196)
                                                            -------    --------
Income before income taxes                                  $(2,791)   $  1,818
                                                            =======    ========

Six Months Ended June 30, 2003
------------------------------
External revenues                   $ 66,772    $ 73,999    $   579    $141,350
Cost of revenues                      52,250      50,981        313     103,544
                                    --------    --------    -------    --------
Gross margin                          14,522      23,018        266      37,806
Selling, general and
  administrative                       9,447      20,153      5,260      34,860
                                    --------    --------    -------    --------
Income (loss) from operations       $  5,075    $  2,865     (4,994)      2,946
                                    ========    ========
Other income, net                                             1,592       1,592
Minority interest                                              (516)       (516)
                                                            -------    --------
Income before income taxes                                  $(3,918)   $  4,022
                                                            =======    ========